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FOR IMMEDIATE RELEASE

MEDIA CONTACT:                                     INVESTOR CONTACT:
STEVE FORSYTH                                      QORVIS COMMUNICATIONS
(770) 632-8322                                     KAREN VAHOUNY (703) 744-7809

               WORLD AIR HOLDINGS CORRECTS 2005 FIRST QUARTER EPS

                    DILUTED EPS INCREASES TO $0.38 PER SHARE

PEACHTREE CITY, GA. (May 5, 2005) - World Air Holdings, Inc. (NASDAQ: WLDA), parent company of World Airways and North American Airlines, today announced a correction to its basic and diluted earnings per share for the quarter ended March 31, 2005. The updated basic and diluted earnings per share are $0.52 and $0.38, respectively, compared to the previously reported basic and diluted earnings per share of $0.48 versus $0.35. The company's net earnings of $9.9 million remain as previously reported for the first quarter of 2005. Basic and diluted per share results are now computed on the basis of 19.0 and 26.8 million weighted average shares outstanding for the first quarter of 2005.

ABOUT WORLD AIRWAYS

         World Airways is a U.S.-certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military, major international freight forwarders and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body MD-11 and DC-10 aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

ABOUT NORTH AMERICAN

         North American Airlines is a U.S.-certificated air carrier offering air transportation services throughout the world for the U.S. military and commercial customers. North American Airlines focuses on "niche" markets, where high product quality and excellent passenger service provide value to its customers. Founded in 1989, North American has 600 employees and operates a fleet of eight 767 and 757 passenger aircraft in charter and limited scheduled service. For information, visit www.northamericanair.com.


["Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company's periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company's actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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